                                                                  Exhibit (a)(1)


                           OFFER TO PURCHASE FOR CASH

                         ALL OUTSTANDING COMMON SHARES

                                       OF

                                  SIMWARE INC.

                                       AT

                            U.S. $3.75 NET PER SHARE

                                       BY

                               NETMANAGE BID CO.

                          A WHOLLY-OWNED SUBSIDIARY OF
                    PRESTON DELAWARE ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                                NETMANAGE, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF SIMWARE INC. HAS UNANIMOUSLY APPROVED THE OFFER REFERRED TO HEREIN AND DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF SIMWARE INC. AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF COMMON SHARES OF SIMWARE INC. THAT SHALL CONSTITUTE SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTION 20 OF THE OFFER TO PURCHASE.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's common shares (the "Shares") of Simware Inc. should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary listed in the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:

                            CIBC WORLD MARKETS LOGO

     October 1, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
INTRODUCTION.......................................................     1
OFFER TO PURCHASE..................................................     3
 1.    Terms of the Offer; Expiration Date.........................     3
 2.    Acceptance for Payment and Payment for Shares...............     4
 3.    Procedures for Accepting the Offer and Tendering Shares.....     5
 4.    Withdrawal Rights...........................................     7
 5.    Extension or Variation of the Offer.........................     8
 6.    Mail Service Interruption...................................     9
 7.    Notices and Delivery........................................     9
 8.    Other Terms of the Offer....................................    10
 9.    Certain Income Tax Consequences.............................    10
10.    Price Range of Shares; Dividends............................    13
OFFERING CIRCULAR..................................................    14
11.    Certain Information Concerning the Company..................    14
12.    Certain Information Concerning Purchaser, Parent and Sub....    17
13.    Financing of the Offer......................................    18
14.    Material Changes and Other Information......................    18
15.    Background of the Offer; Contacts with the Company; the
       Acquisition Agreement.......................................    18
16.    Purpose of the Offer; Plans for the Company After the
       Offer.......................................................    25
17.    Contracts, Agreements and Share Plans.......................    26
18.    Dividends and Distributions.................................    27
19.    Effect of the Offer on the Market for the Shares, Exchange
       Listing and Exchange Act Registration.......................    28
20.    Conditions of the Offer.....................................    28
21.    Acquisition of Shares Not Deposited Under the Offer.........    29
22.    Certain Legal Matters and Regulatory Approvals..............    31
23.    Fees and Expenses...........................................    32
24.    Offerees' Statutory Rights..................................    32
25.    Miscellaneous...............................................    32
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS.....................   I-1
SCHEDULE II -- EXCHANGE RATES......................................  II-1

To the Holders of Common Shares of
SIMWARE INC.:

                                  INTRODUCTION

     NetManage Bid Co., a Nova Scotia unlimited liability company ("Purchaser"), a direct wholly-owned subsidiary of Preston Delaware Acquisition Corporation, a Delaware corporation ("Sub") and an indirect wholly-owned subsidiary of NetManage, Inc., a Delaware corporation, ("Parent") hereby offers to purchase all outstanding Common Shares (the "Shares") of Simware Inc., a corporation incorporated under the Canada Business Corporations Act (the "Company"), at a price of U.S. $3.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes with respect to the purchase of Shares pursuant to the Offer. Parent will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), CIBC World Markets Corp. (the "Dealer Manager") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 23.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE THE ACCOMPANYING SCHEDULE 14D-9 (AS DEFINED BELOW).

     Alliant Partners ("Alliant"), the Company's financial advisor, has delivered to the Board its written opinion to the effect that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Offer is fair from a financial point of view. A copy of the opinion of Alliant is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 and Director's Circular (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT SHALL CONSTITUTE SIXTY-SIX AND TWO-THIRDS PERCENT
(66 2/3%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). FOR THE PURPOSES HEREOF, SHARES ON A FULLY DILUTED BASIS MEANS ALL OUTSTANDING SECURITIES ENTITLED GENERALLY TO VOTE IN THE ELECTION OF DIRECTORS OF THE COMPANY ON A FULLY DILUTED BASIS, AFTER GIVING EFFECT TO THE EXERCISE OF ALL OPTIONS EXERCISABLE INTO SUCH SHARES. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 29, 1999, UNLESS EXTENDED. SEE SECTIONS 1 AND 20.

     The Company has advised the Purchaser that the authorized capital of the Company consists of an unlimited number of Shares and an unlimited number of preferred shares issuable in series. As of September 27, 1999, (i) 6,962,747 Shares and no preferred shares were issued and outstanding; (ii) 1,877,921 Shares were reserved for issuance upon the exercise of stock options granted pursuant to the Company's Employee Stock Option Plan (the "Option Plan") and outside the Option Plan pursuant to which options for the purchase of 1,452,260 Shares were issued and outstanding; and (iii) 29,288 Shares were reserved for issuance pursuant to the Company's Employee Share Purchase Plan.

     The Offer is being made pursuant to an Acquisition Agreement, dated as of September 26, 1999 (the "Acquisition Agreement"), among Parent, Purchaser and the Company. The Acquisition Agreement provides that, among other things, after the Shares are taken up and paid for under the Offer, Purchaser will utilize the compulsory acquisition provisions of the Canada Business Corporations Act ("CBCA"), if permitted to do so thereby, to acquire any remaining Shares that were not deposited under the Offer (the "Compulsory Acquisition"). If the Compulsory Acquisition is not available, then, Purchaser will seek to call a special meeting of shareholders to consider a Subsequent Acquisition Transaction (as defined in Section 2.1 "Acquisition of Shares Not Deposited Under the Offer") for purposes of enabling Parent to acquire all Shares not acquired under the Offer. The term "Acquisition" as used in the Offer to Purchase and the Offering Circular and accompanying documents shall mean either the Compulsory Acquisition or any Subsequent Acquisition Transaction.

     Depending on the nature of the transaction, the consummation of the Subsequent Acquisition Transaction may be subject to the satisfaction or waiver of certain conditions, including the approval of the Subsequent Acquisition Transaction by the requisite vote of the shareholders of the Company. In accordance with the CBCA, the affirmative vote of the holders of two-thirds of the outstanding Shares may be required to approve the Subsequent Acquisition Transaction. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least two-thirds of the outstanding Shares, Purchaser will have sufficient voting power to approve such Subsequent Acquisition Transaction without the affirmative vote of any other shareholder. See Section 21, "Acquisition of Shares Not Deposited Under the Offer".

     The Acquisition Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Parent shall be entitled to designate such number of directors of the Board as is proportionate to the percentage of outstanding Shares owned by Purchaser and its affiliates, subject to compliance with the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and the CBCA. The Acquisition Agreement also provides that the Company shall exercise reasonable commercial efforts to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Acquisition Agreement is more fully described in Section 15, "Background of the Offer, Contacts with the Company; the Acquisition Agreement."

     No appraisal rights are available in connection with the Offer. However, shareholders may have appraisal rights in connection with the Acquisition, subject to compliance with the provisions of the CBCA. See Section 21, "Acquisition of Shares Not Deposited Under the Offer."

     Certain Canadian and United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 9, "Certain Income Tax Consequences."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               OFFER TO PURCHASE

     THIS OFFER TO PURCHASE AND OFFERING CIRCULAR (COLLECTIVELY, THE "OFFER TO PURCHASE") CONSTITUTE THE TAKE-OVER BID CIRCULAR REQUIRED UNDER CANADIAN SECURITIES LEGISLATION WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE, TOGETHER WITH THE ACCOMPANYING LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, ARE COLLECTIVELY REFERRED TO HEREIN AS THE "OFFER". THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THIS OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser hereby offers to purchase all of the Shares at a price of U.S. $3.75 per Share, net to the Seller in cash, and will pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4 "Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, October 29, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Acquisition Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Acquisition Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 20 "Conditions of the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his, her or its Shares. See Section 4 "Withdrawal Rights" and Section 5 "Extension or Variation of the Offer".

     Subject to applicable securities legislation and the terms and conditions of the Acquisition Agreement, Purchaser also expressly reserves the right (i) to increase the price per Share payable in the Offer, (ii) to terminate the Offer and not accept for payment any Shares if the conditions to the Offer shall not be satisfied and (iii) to waive any condition or otherwise amend the Offer in any respect (subject to the limitations described below), by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. However, the Acquisition Agreement provides that Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 20, (iv) amend any other material terms of the Offer in a manner materially adverse to the Company's shareholders. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as specified in Section 20), any Shares upon the occurrence of any of the conditions specified in Section 20 without extending the period of time during which the Offer is open.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required under applicable securities laws. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders. Where there is a variation of the Offer, other than a variation consisting solely of a waiver of a condition in the Offer, the Offer must remain open for at least 10 days after a notice of variation has been delivered to shareholders in Canada. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer and other relevant materials will be mailed by Purchaser to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly within 10 days of the Expiration Date. Subject to applicable rules of the United States and Canadian securities commissions, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 22, "Certain Legal Matters and Regulatory Approvals", or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 "Procedure for Accepting the Offer and Payment for Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Shareholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may deposit Share Certificates pursuant to the procedures set forth below for guaranteed delivery.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if the Share Certificates are submitted evidencing more Shares than are tendered, the Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 "Procedure for Accepting the Offer and Payment for Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Holders of Options. Holders of options to acquire Shares may participate in this Offer by exercising such options in accordance with and subject to their terms and, after such exercises, deposit the Shares received as provided for in this Offer. Reference should be made to the terms of the Acquisition Agreement dealing with the Option Plan (as defined in the Offer to Purchase) as described in Section 17 of the Offer to Purchase "Contracts, Agreements and Share Plans."

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     Purchaser reserves the right to permit the Offer to be accepted in a manner other than that set out herein.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm which is a member of a recognized stock exchange in Canada, a registered national securities exchange in the United States, the National Association of Securities Dealers, Inc. or the Investment Dealers Association of Canada, or by a Canadian chartered bank or trust company in Canada or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be medallion guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or the Share Certificates not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers Automated
     Quotation -- National Market System ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a signature medallion guaranteed by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. The execution of the Letter of Transmittal by a tendering shareholder irrevocably appoints each of the Depositary, any officer of Purchaser and any other person designated by Purchaser in writing as the true and lawful agent, attorney, attorney-in-fact and proxy of that shareholder with respect to Shares deposited and purchased by Purchaser (the "Purchased Securities") and with respect to any and all dividends, distributions, payments, securities, rights, warrants, assets or other interests (collectively, "Other Securities") accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Securities on or after the date of the Offer to Purchase, effective from the date that Purchaser takes up and pays for the Purchased Securities (the "Effective Date"), with full power of substitution, in the name of and on behalf of such shareholder (such power of attorney being deemed to be an irrevocable power coupled with an interest), to:
(a) register or record, transfer and enter the transfer of the Purchased Securities and any Other Securities on the appropriate register of holders maintained by the Company; (b) vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of any and all such Purchased Securities and Other Securities, revoke any such instruments, authorizations or consents given prior to or after the Effective Date and designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee of the shareholder in respect of such Purchased Securities and Other Securities including, without limiting the generality of the foregoing, in connection with any meeting (whether annual, special or otherwise) of holders of securities of the Company (or any adjournments thereof); (c) execute, endorse and negotiate, for and in the name of and on behalf of the registered shareholder of the Purchased Securities and Other Instruments, any and all checks or other instruments representing any distribution payable to or to the order of such registered shareholder; and (d) exercise any and all rights of the shareholder in respect of such Purchased Securities and Other Securities; all as set forth in the Letter of Transmittal.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Shareholders may be subject to a 31% backup withholding tax under United States tax law when they receive payments of cash pursuant to the Offer or the Acquisition. To avoid the imposition of the backup withholding tax, U.S. Shareholders should submit the attached Substitute Form W-8 and Non-U.S. Shareholders should submit the attached Substitute Form W-9. For purposes of this Offer to Purchase, the Letter of Transmittal, and other documents included in this tender offer package, "U.S. Shareholder" and "Non-U.S. Shareholder" have the meanings indicated below.

     "U.S. Shareholder" means one of (1) a citizen or resident of the United States, including an alien individual (such as a Canadian citizen) who is a lawful permanent resident of the United States or meets the "substantial presence test" under Section 7701(b) of the Code (for example, because the alien individual is present in the United States for 183 days in the current calendar year), (2) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision, or
(3) a foreign estate or trust under Section 7701(a)(31) of the Code. "Non-U.S. Shareholder" means any shareholder that is not a U.S. Shareholder, except for Non-U.S. Shareholders, if any, who are subject to United States federal income tax on payments received pursuant to the Offer or the Acquisition because such payments are effectively connected with their conduct of a U.S. trade or business. Any such shareholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the Offer or the Acquisition.

        U.S. Shareholders. In order to avoid "backup withholding" on payments of cash pursuant to the Offer or the Acquisition (including cash paid pursuant to the exercise of appraisal rights), a U.S. Shareholder surrendering Shares in the Offer or the Acquisition must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stock holder is not subject to backup withholding. If a U.S. Shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer or the Acquisition may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding.

        Non-U.S. Shareholders. In order to avoid 31% "backup withholding," Non-U.S. Shareholders should properly complete and provide to the Depositary the enclosed Substitute Form W-8.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that tendered Shares may be withdrawn by or on behalf of the tendering shareholder at any time prior to the

Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such shareholder at any time after Monday, November 15, 1999. In addition, if: (i) there is a variation in the terms of this Offer before the Expiration Date (including any extension of the period during which the Shares may be deposited hereunder or any modification of any term or condition of the Offer, but excluding, unless otherwise required by applicable law, a variation which consists solely of an increase in the consideration offered under this Offer, where the Expiration Date is not extended for a period of greater than 10 days); or (ii) on or before the Expiration Date or after the Expiration Date, but before the expiry of all rights of withdrawal in respect of this Offer, a change occurs in the information contained in this Offer or in the accompanying Offering Circular, as amended from time to time, that would reasonably be expected to affect the decision of a holder of Shares to accept or reject this Offer, any Shares deposited under this Offer but not yet taken up by Purchaser may be withdrawn by or on behalf of the depositing holder at any time before the expiration of 10 days from the date of mailing or other communication of the notice of such variation or change, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities. If Purchaser is delayed in taking up or paying for Shares or is unable to take up or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     In addition to the foregoing rights of withdrawal, shareholders in certain provinces and territories of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 24 "Offerees' Statutory Rights".

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, Sub, the Depositary, the Information Agent, Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. EXTENSION OR VARIATION OF THE OFFER. Unless extended at the sole discretion of Purchaser, the Offer will be open for acceptance until the Expiration Date. The Expiration Date may be extended, at the sole discretion of Purchaser, from time to time, provided that the Expiration Date may not, without the Company's prior written consent, be extended beyond November 19, 1999.

     Purchaser may, at any time and from time to time prior to the Expiration Date or at any other time if permitted by law and subject to the terms of the Acquisition Agreement, vary the Offer or extend the Expiration Date (to the extent permitted by law or by the terms of the Offer) by giving oral or written notice of such extension or variation to the Depositary at its principal office in Ridgefield Park, New Jersey. Upon the giving of notice to the

Depositary, the Expiration Date shall be deemed to be extended to the date specified in such notice or the Offer shall be deemed to be varied in the manner described therein, as the case may be. Purchaser will, as soon as practicable after giving any such notice, publicly announce such extension or variation and cause the Depositary to communicate such notice to all shareholders whose Shares have not been taken up prior to the extension or variation as required by applicable securities legislation and in the manner set forth in Section 7 "Notices and Delivery". Any notice of variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Ridgefield Park, New Jersey. In the case of an extension of the Offer, a public announcement of the extension shall be made not later than 9:00 a.m. (New York City time) on the first business day following the previously scheduled Expiration Date. During any such extension, all Shares previously deposited and not taken up and paid for or withdrawn will remain subject to the Offer and, subject to applicable law, may be accepted for purchase by Purchaser on or before the Expiration Date in accordance with the terms of the Offer.

     Notwithstanding the foregoing, the Offer may not be extended by Purchaser if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by Purchaser unless Purchaser first takes up and pays for all Shares validly deposited under the Offer and not withdrawn.

     Where the terms of the Offer are varied, the Offer shall not expire before 10 days after the notice of variation in respect of such variation has been given to shareholders unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by Purchaser in accordance with the terms hereof, subject to Section 4 "Withdrawal Rights". No extension of the Expiration Date or variation of the Offer shall constitute a waiver by Purchaser of any of its rights under Section 20 of the Offer, "Conditions of the Offer".

     Pursuant to the Acquisition Agreement, Purchaser reserves the right to waive any conditions of the Offer, to increase the price per Share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be Purchased in the Offer, imposes conditions to the Offer in addition to those set forth in the Acquisition Agreement or amends any other material terms of the Offer in a manner materially adverse to the Company's shareholders, and provided, further, that the Offer may not be extended beyond November 19, 1999, without the Company's prior written consent.

     6. MAIL SERVICE INTERRUPTION. Notwithstanding any other provisions of the Offer, checks, share certificates and any other relevant documents will not be mailed if Purchaser determines that delivery thereof by mail may be delayed by a disruption of mail service. Shareholders entitled to checks or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which their Shares were deposited until such time as Purchaser has determined that delivery by mail will no longer be delayed. Notwithstanding Section 2 "Acceptance for Payment and Payment for Shares", checks and other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing shareholders at the office of the Depositary at which the Shares were deposited. Notice of any determination by Purchaser not to mail as a result of mail service delay or interruption shall be given to shareholders in accordance with Section 7 "Notices and Delivery".

     7. NOTICES AND DELIVERY. Except as otherwise provided in the Offer, any notice which Purchaser or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly given if it is in writing and is mailed by first-class mail to registered shareholders at their respective addresses appearing in the registers maintained by the Company in respect of Shares and will be deemed to have been delivered and received on the first business day following mailing. These provisions shall apply notwithstanding any accidental omission to provide or give notice to any one or more shareholders and notwithstanding any interruption of mail service in Canada or elsewhere following mailing. In the event of any interruption of mail service, Purchaser intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to the approval of the applicable regulatory authorities, in the event of any interruption of mail service, any notice which Purchaser or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly provided or given to or received by shareholders if it is given to the Nasdaq for dissemination through its facilities and a summary of the material facts thereof is published once in a newspaper of general circulation in the cities of New York, Toronto and Ottawa.

     The Offer will be mailed to registered shareholders or made in such other manner as is permitted by applicable regulatory authorities and will be furnished by the Offer to stockbrokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by the Company in respect of the Shares or, if security position listings are available, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares when such listings are received.

     WHENEVER THE OFFER CALLS FOR DOCUMENTS TO BE DELIVERED TO THE DEPOSITORY, SUCH DOCUMENTS WILL NOT BE CONSIDERED DELIVERED UNLESS AND UNTIL THEY HAVE BEEN PHYSICALLY RECEIVED AT ONE OF THE ADDRESSES LISTED FOR THE DEPOSITARY ON THE LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY, AS APPLICABLE. WHENEVER THE OFFER CALLS FOR DOCUMENTS TO BE DELIVERED TO A PARTICULAR OFFICE OF THE DEPOSITARY, SUCH DOCUMENTS WILL NOT BE CONSIDERED DELIVERED UNLESS AND UNTIL THEY HAVE BEEN PHYSICALLY RECEIVED AT THE PARTICULAR OFFICE AT THE ADDRESS INDICATED ON THE LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY, AS APPLICABLE.

     8. OTHER TERMS OF THE OFFER. No stockbroker, investment dealer or other person has been authorized to give any information or to make any representation on behalf of Purchaser other than as contained in this Offer and, if any such information or representation is given or made, it must not be relied upon as having been authorized. No stockbroker, investment dealer or other person shall be deemed to be the agent of Purchaser, any of its affiliates, or the Depositary for the purposes of this Offer.

     This Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares in any such jurisdiction.

     Purchaser, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of this Offer, the validity of any elections and the validity of any withdrawal of Shares.

     9. CERTAIN INCOME TAX CONSEQUENCES.

     U.S. Federal Income Tax Consequences.

        U.S. SHAREHOLDERS The receipt of cash for Shares by a U.S. Shareholder pursuant to the Offer or in the Acquisition (including by reason of exercise of dissenters' rights) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. If, at the time of the Offer or the Acquisition, the Shares then exchanged have been held for more than one year by such shareholder, such gain or loss will be long-term capital gain or loss. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

        NON-U.S. SHAREHOLDERS. Non-U.S. Shareholders generally will not be subject to United States federal income tax on the receipt of cash for Shares pursuant to the Offer or in the Acquisition, unless such Non-U.S. Shareholder's gain is effectively connected with a United States trade or business; or, in the case of gain recognized by an individual Non-U.S. Shareholder, such individual is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN SHAREHOLDERS, DEPENDING ON THEIR CIRCUMSTANCES, INCLUDING SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE ACQUISITION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     Canadian Federal Income Tax Consequences. The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Act") generally applicable to a holders of Shares who disposes of his or her Shares under the Offer. This summary applies only to shareholders who, for purposes of the Act, hold their Shares as capital property and deal at arm's length with the Company and Purchaser. The Shares will generally be considered capital property to a shareholder unless either the shareholder holds such Shares in the course of carrying on a business, or the shareholder has acquired the Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain shareholders whose Shares might not otherwise qualify as capital property may be entitled to have them so qualify by making the election permitted by subsection 39(4) of the Act. A shareholder who is a "financial institution" for whom Shares constitute "mark-to-market property" under the Act are prevented from treating the Shares as capital property.

     This summary is based upon the current provisions of the Act and the regulations thereunder (the "Regulations") in force on the date hereof as well as the proposals to amend the Act and the Regulations publicly announced by the Minister of Finance prior to the date hereof (collectively, the "Amendments"), the current provisions of the Canada-United States Income Tax Convention (the 'Treaty") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise & Taxation ("Revenue Canada") in relation to the administration of the Act and Regulations. No assurance can be given that the Act or the Regulations will be amended as proposed by the Amendments, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative practices of Revenue Canada nor does it consider provincial or foreign income tax considerations.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO CONSTITUTE, NOR SHOULD IT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM OF THE OFFER.

     CANADIAN RESIDENTS. The following portion of the summary is generally applicable to holders of Shares who are residents of Canada for the purposes of the Act (a "Canadian Holder").

     Sale Pursuant to the Offer. A Canadian Holder will realize a capital gain (or a capital loss) equal to the amount by which the cash received by the Canadian Holder for Shares sold pursuant to the Offer exceeds (or is exceeded by) the adjusted cost base to the shareholder of the Shares and any reasonable costs of disposition.

     A Canadian Holder will be required to include in income three-quarters of the amount of any capital gain (the "taxable capital gain") realized by the Canadian Holder and will generally be entitled to deduct three-quarters of the amount of any capital loss so realized against taxable capital gains realized by the Canadian Holder in the year of sale, in any of the three years preceding the year of sale or in any year following the year of sale.

     In the case of Canadian Holder that is a corporation, the amount of any special loss otherwise determined may be reduced by the amount of dividends (including deemed dividends) previously received by the corporate Canadian Holder on the Shares to the extent and under the circumstances prescribed in the Act, analogous rules apply where the corporate Canadian Holder is a member of a partnership or a beneficiary of a trust that owns Share.

     Capital gains realized by an individual Canadian Holder or certain trusts may give rise to alternative minimum tax under the Act. A Canadian Holder which is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3 percent on a taxable capital gains.

     Compulsory Acquisition and Subsequent Acquisition Transaction. A Dissenting Offeree (as defined in "Acquisition of Shares Not Deposited Under the Offer") whose shares are acquired by Purchaser pursuant to its rights under Section 206 of the CBCA will realize a capital gain (or a capital loss) equal to the amount by which the consideration received by the dissenting offeree from Purchaser, or the fair value for the Shares received by the dissenting offeree from Purchaser, exceeds (or is exceeded by) the adjusted cost base to the dissenting offeree of the Shares and any reasonable costs of disposition (see "Sale Pursuant to the Offer").

     As discussed in Section 21 "Acquisition of Shares Not Deposited Under the Offer", Purchaser may acquire all of the Shares not deposited pursuant to the Offer in accordance with applicable law including by way of Canadian Subsequent Acquisition Transaction (as defined in Section 21) involving the Company and Purchaser or an affiliate of Purchaser. The tax considerations applicable to a Canadian Holder of Shares in these circumstances will depend on the transaction actually undertaken by Purchaser and may be substantially different from those discussed above. Holders of Shares are advised to consult with their own advisors in this regard.

     NON-RESIDENTS OF CANADA. The following portion of this summary is generally applicable to holders of Shares who, at all relevant times, for purposes of the Act, are not resident or deemed to be resident in Canada, do not hold or use, and are not deemed to hold or use, Shares in connection with a trade or business carried on, or deemed to be carried on, in Canada, and in the case of insurers who carry on an insurance business in Canada and elsewhere, do not hold Shares that are "designated insurance property" as defined in the Act or that are effectively connected with an insurance business carried on in Canada (the "Non-Resident Holders").

     Sale Pursuant to the Offer and Compulsory Acquisition

     A Non-Resident Holder who disposes of a Share (whether pursuant to the Offer or on a compulsory acquisition as described above under "(i) Canadian residents") will not be subject to tax pursuant to the Act on a capital gain realized on the disposition unless the Share is "taxable Canadian property" of the Non-Resident Holder within the meaning of the Act and no relief is afforded under any applicable tax treaty. A share will generally not be taxable Canadian property to a Non-Resident Holder provided such Holder, or persons with whom such Holder did not deal at arm's length (within the meaning of the Act), or any combination thereof, did not own 25% or more of the issued shares of any class or series of the Company at any time within five years immediately preceding the date of disposition. It is understood that Revenue Canada, Taxation is of the view that for purposes of the 25% calculation at any particular time in respect of a particular Non-Resident Holder, options in respect of such shares, including warrants, held by the Non-Resident Holder and persons with whom the Non-Resident Holder does not deal at arm's length will be treated as exercised. Shares may be deemed taxable Canadian property of a Non-Resident Holder who receives such Shares in exchange for other taxable Canadian property.

     Even if a Share constitutes or is deemed to constitute taxable Canadian property of a Non-Resident Holder, and provided such Holder is a resident of the United States for purposes of the Treaty, the Treaty will generally exempt such a Holder from tax in respect of the disposition of a Share provided its value is not derived principally from real property (including resource property) situated in Canada. The Company believes that the value of the Shares is not derived principally from such property on the date hereof. This relief under the Treaty may not be available to a Non-Resident Holder who had a permanent establishment or fixed base available to such Holder in Canada during the 12 months immediately preceding the disposition of the Share.

     Subsequent Acquisition Transaction

     As discussed in "Subsequent Acquisition Transaction", Purchaser may acquire all of the Shares not deposited pursuant to the Offer in accordance with applicable law including by way of a Subsequent Acquisition Transaction involving the Company and Purchaser or an affiliate of Purchaser. The tax considerations applicable to a Non-Resident Holder in these circumstances will depend on the transaction actually undertaken by Purchaser and may be substantially different from those discussed above. Non-Resident Holders are advised to consult with their own advisors in this regard.

     10. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the periods indicated, the aggregate volume and the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service. All prices are quoted in U.S. dollars.

                                                               HIGH      LOW      VOLUME(1)
                                                              ------    ------    ---------
Fiscal year ending April 30, 1998:
  First Quarter.............................................  $1.750    $0.563    1,672,800
  Second Quarter............................................   3.313     1.313    1,761,900
  Third Quarter.............................................   3.250     2.000    1,146,300
  Fourth Quarter............................................   5.500     2.625    3,278,700
Fiscal year ending April 30, 1999:
  First Quarter.............................................  $4.938    $2.313    1,431,300
  Second Quarter............................................   4.563     2.375    1,544,700
  Third Quarter.............................................   4.500     2.938    2,137,200
  Fourth Quarter............................................   7.125     3.000    3,330,900
Fiscal Year ending April 30, 2000:
  First Quarter.............................................  $4.500    $2.875      483,500
Previous Six Months
  March, 1999...............................................  $4.188    $3.000      821,700
  April, 1999...............................................   7.125     3.625    2,023,100
  May, 1999.................................................   4.500     3.531      426,800
  June, 1999................................................   4.188     3.125      733,300
  July, 1999................................................   3.563     2.875      290,300
  August, 1999..............................................   3.063     2.500      806,100

---------------
(1) Aggregate trading volume per period

     The Company historically has not declared dividends.

     On September 24, 1999, the last full trading day prior to the announcement of the execution of the Acquisition Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $3.00.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

DATED: October 1, 1999                    NETMANAGE BID CO.

                                          By:         /s/ ZVI ALON
                                            ------------------------------------
                                                          Zvi Alon
                                                  Chief Executive Officer

                               OFFERING CIRCULAR

     This Offering Circular forms part of the Offer to Purchase dated the date hereof made by Purchaser to purchase all of the Shares for U.S. $3.75 cash for each Share tendered. Reference is made to the Offer to Purchase for details of its terms and conditions.

     OTHER THAN INFORMATION CONCERNING THE SHARES HELD BY PURCHASER AND OTHERS CONTAINED IN SECTION 12 "CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND SUB", ALL INFORMATION CONCERNING THE COMPANY CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS. ALTHOUGH PURCHASER, PARENT AND SUB HAVE NO KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS IN, TAKEN FROM, OR BASED ON SUCH DOCUMENTS ARE UNTRUE OR INCOMPLETE, PURCHASER, PARENT AND SUB DO NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THOSE DOCUMENTS OR FOR ANY FAILURE OF THE COMPANY TO DISCLOSE ANY EVENTS THAT MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION.

     11. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company is a corporation incorporated under the CBCA with its principal executive offices located at 2 Gurdwara Road, Ottawa, Ontario, Canada K2E 1A2. The Company develops, markets and supports software products for development and support of Web applications based on integrating enterprise data sources, remote connectivity, and the automation of LAN administration tasks for enterprise network environments.

     Capitalization of the Company. The Company has advised the Purchaser that the authorized capital of the Company consists of an unlimited number of Shares and an unlimited number of preferred shares issuable in series. As of September 27, 1999, (i) 6,962,747 Shares and no preferred shares were issued and outstanding; (ii) 1,877,921 Shares were reserved for issuance upon the exercise of stock options granted pursuant to the Option Plan and outside the Option Plan pursuant to which options for the purchase of 1,452,260 Shares were issued and outstanding; and (iii) 29,288 Shares were reserved for issuance pursuant to the Company's Employee Share Purchase Plan.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial Statements contained in the Company's Annual Report on Form 20-F for the fiscal year ended April 30, 1999 (the "Form 20-F"). More comprehensive financial information is included in the Form 20-F and other documents filed by the Company with the United States Securities and Exchange Commission (the "Commission"). The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth at the end of this Section 11.

                                  SIMWARE INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

FIVE YEAR FINANCIAL SUMMARY(1)

                                                                                                             US $ EQUIVALENT(2)
                                                                                                             ------------------
                                                                      YEAR ENDED APRIL 30,                       YEAR ENDED
                                                       ---------------------------------------------------       APRIL 30,
                                                        1995       1996       1997       1998       1999            1999
                                                       -------    -------    -------    -------    -------   ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
(Canadian GAAP)
Revenue
  Product license....................................  $ 9,331    $ 8,258    $ 7,249    $ 8,957    $12,436        $ 8,236
  Maintenance........................................    7,090      7,164      6,008      5,617      7,009          4,642
  Professional Services..............................    2,589      2,086        948      1,724      2,033          1,346
                                                       -------    -------    -------    -------    -------        -------
                                                        19,010     17,508     14,205     16,298     21,478         14,224
                                                       -------    -------    -------    -------    -------        -------

Cost of revenue
  Product license....................................      353        548        545        148        110             73
  Maintenance and professional services..............    1,900      1,856      1,435      1,466      1,646          1,090
                                                       -------    -------    -------    -------    -------        -------
                                                         2,253      2,404      1,980      1,614      1,756          1,163
                                                       -------    -------    -------    -------    -------        -------
Gross profit.........................................   16,757     15,104     12,225     14,684     19,722         13,061
                                                       -------    -------    -------    -------    -------        -------
Expenses
  Selling and marketing..............................   11,088     12,379     11,979      8,412     10,467          6,932
  Research and development...........................    2,468      3,479      5,023      3,342      4,393          2,909
  General and administrative.........................    2,626      2,732      2,801      2,626      2,564          1,698
  Foreign exchange (gain) loss.......................      (66)      (150)       117        257        413            274
  Restructuring charge(3)............................       --         --      1,837         --         --             --
                                                       -------    -------    -------    -------    -------        -------
                                                        16,116     18,440     21,757     14,637     17,837         11,813
                                                       -------    -------    -------    -------    -------        -------
Earnings (loss) from operations......................      641     (3,336)    (9,532)        47      1,885          1,248
Other income (expense)...............................       (7)       522        453        372        356            236
                                                       -------    -------    -------    -------    -------        -------
Earnings (loss) before income taxes..................      634     (2,814)    (9,079)       419      2,241          1,484
  Provision for income taxes.........................       65         32         28         27        126             83
                                                       -------    -------    -------    -------    -------        -------
Net earnings (loss)..................................  $   569    $(2,846)   $(9,107)   $   392    $ 2,115        $ 1,401
                                                       -------    -------    -------    -------    -------        -------
Earnings (loss) per share............................  $  0.11    $ (0.46)   $ (1.35)   $  0.06    $  0.31        $  0.21
                                                       =======    =======    =======    =======    =======        =======
Weighted average number of common shares
  outstanding........................................    5,070      6,165      6,754      6,797      6,890          6,890
(US GAAP)(4)
Net earnings (loss)..................................  $   847    $(3,027)   $(9,300)   $   531    $ 2,168        $ 1,436
                                                       -------    -------    -------    -------    -------        -------
Earnings (loss) per share............................  $  0.15    $ (0.49)   $ (1.38)   $  0.08    $  0.31        $  0.21
                                                       =======    =======    =======    =======    =======        =======
Weighted average number of common shares
  outstanding........................................    5,584      6,165      6,754      6,797      6,890          6,890

                                                                                                             US $ EQUIVALENT(1)
                                                                                                             ------------------
                                                                            APRIL 30,                            YEAR ENDED
                                                        --------------------------------------------------       APRIL 30,
                                                         1995      1996       1997       1998       1999            1999
                                                        ------    -------    -------    -------    -------   ------------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
(Canadian GAAP)
Cash and cash equivalents.............................  $1,869    $13,847    $ 7,347    $ 8,055    $ 7,104        $ 4,872
Working capital.......................................   1,368     14,641      5,569      6,104      7,835          5,374
Total assets..........................................   9,955     24,294     16,136     15,581     16,625         11,403
Shareholders equity...................................   3,076     17,075      8,129      8,713     11,048          7,578

---------------
(1) Figures are in Canadian dollars unless otherwise noted.

(2) Solely for the convenience of the reader, Canadian dollar statement of earnings amounts have been translated into US dollars using the average rate for the relevant period, and Canadian dollar balance sheet amounts have been translated using the relevant period-end rate. These translations are not necessarily representative of the amounts that would have been reported if the Company historically had reported its financial statements in US dollars. In addition, the rates utilized are not necessarily indicative of the rates in effect at any other time.

(3) In the year ended April 30, 1997, the Company recorded a restructuring charge of $1.8 million related to the reorganization of several sales offices, relocation of employees and equipment, employee severance costs and other restructuring activities.

(4) The Selected Consolidated Financial Data are prepared on the basis of Canadian GAAP, which is different in some regards from US GAAP. For a description of the differences between Canadian GAAP and US GAAP in regards to the Company's consolidated financial statements, see Note 15 of the Notes to Consolidated Financial Statements.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in circulars distributed to the Company's shareholders and filed with the Commission. Such reports and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Other Financial Information. In connection with Purchaser's and Parent's review of the Company and in the course of the negotiations between the Company and Purchaser and Parent, the Company provided those parties with certain business and financial information about the Company which Parent and Purchaser believe is not publicly available. This information included forecasts of potential financial performance of the Company (without regard to the impact on the Company of a transaction with Parent). Subsequent to the time such information was provided to Parent, the Company advised Parent that the Company's estimated fiscal 2000 revenues could be approximately U.S. $14,775,000 and its fiscal 2000 net income could be approximately U.S. $480,000.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO THE PURCHASER AND PARENT BY THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

     12. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND SUB. Purchaser is a newly formed Nova Scotia unlimited liability company organized in connection with the Offer and has not carried on any activities other than in connection with the Offer. The principal offices of Purchaser are located at 10725 N. DeAnza Boulevard, Cupertino, California 95014. Purchaser is a direct wholly-owned subsidiary of Sub.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Sub is a newly incorporated Delaware corporation organized in connection with the Offer and has not carried on any activities other than in connection with the Offer. The principal offices of Sub are located at 10725 N. DeAnza Boulevard, Cupertino, California 95014.

     Parent is a Delaware corporation, with its principal office at 10725 N. DeAnza Boulevard, Cupertino, California 95014. Parent's principal business is developing, marketing and supporting software applications for connecting personal computers to UNIX, AS/400, midrange and corporate mainframe computers and software that increases the productivity of corporate call centers, and allows real-time application sharing on corporate networks and across the Internet.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Neither Parent, Sub or Purchaser nor, to the best knowledge of Purchaser, Parent, Sub, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary, holding body corporate of Purchaser, Parent, Sub or any of the persons so listed beneficially owns, exercises control or direction over or has any right to acquire, directly or indirectly, any Shares; and neither Parent or Purchaser nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of Parent, Sub or Purchaser has effected any transaction in the Shares during the six months preceding the date of the Offer. To the knowledge of the Purchaser, after reasonable enquiry, there is no person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Company or any person or company acting jointly or in concert with the Purchaser that owns any securities of the Company.

     Except as provided in the Acquisition Agreement and as otherwise described in this Offer to Purchase, to the best of their knowledge, none of Parent, Sub, Purchaser or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, or any associate of the persons so listed on Schedule I hereto, has any contract, arrangement, commitment, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. To the best of their knowledge and except as set forth in this Offer to Purchase, none of Purchaser, Parent, Sub, nor any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Set forth below in Section 15 of this Offer to Purchase, "Background of the Offer, Contacts with the Company; the Acquisition Agreement", and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser, Parent, Sub, or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Except as disclosed in this Offer to Purchase, there are no contracts, arrangements or agreements made or proposed to be made between Purchaser and any of the directors or officers of the Company, and no payments or other benefits have been proposed to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

     Purchaser will not acquire Shares while the Offer is outstanding, other than as described in the Offer.

     The audited balance sheets of Parent and the related statements of income, total recognized gains and losses, changes in combined shareholders' equity and cash flows for the three years ended December 31, 1999, 1998 and 1997 are contained in Item 14 of the annual report of Parent filed with the Commission on March 31, 1999 (the "Annual Report") and are hereby incorporated by reference. A copy of the Annual Report may be obtained by: (i) writing to Parent at 10725 N. DeAnza Boulevard, Cupertino, California 95014, attention: Corporate Secretary,
(ii) mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or (iii) downloading such report from the Commission's world-wide web site at http://www.sec.gov. Additionally, the Annual Report may be inspected at the Commission's offices or the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     13. FINANCING OF THE OFFER. Purchaser estimates that the amount of funds required to purchase all outstanding Shares on a fully diluted basis pursuant to the Offer and to pay fees and expenses related to the Offer will be approximately $32.8 million. Purchaser will obtain all of such funds from Parent or one of its affiliates. Parent and its affiliates will provide such funds from working capital.

     14. MATERIAL CHANGES AND OTHER INFORMATION. Purchaser is not aware of any information which indicates that a material change has occurred in the affairs of the Company since the date of the last published financial statements of the Company other than as has been publicly disclosed by the Company. The Purchaser has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of shareholders to accept or reject the Offer.

     15. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE ACQUISITION AGREEMENT.

     Background of the Offer

     The Company engages in certain lines of business that are complementary to those of Parent. In January 1999, Parent contacted the Company through a third party to discuss possibilities for a strategic alliance. Abe Ostrovsky, a director of Parent, met with William G. Breen, Chairman of the Board of Directors of the Company, and Michael R. Peckham, the Company's Vice President of Finance and Administration and indicated that Parent was interested in the Company's technologies and products.

     On February 9, 1999, Zvi Alon, Chairman and Chief Executive Officer of Parent, then met with Glen Brownlee, the Company's President and Chief Executive Officer, and Mr. Peckham at the Company's offices in Ottawa. Mr. Alon indicated that Parent was interested in Company's activities relating to Internet/Extranet technologies and products, and expressed interest in a possible acquisition of the Company by Parent. The Company and Parent entered into a letter agreement outlining the terms of confidentiality that would pertain to future discussions regarding a potential transaction.

     In March 1999, representatives of the two companies conducted extensive discussions regarding possible synergies, fit, overlap and market issues. On March 17, 1999, Mr. Alon and Gary Anderson, Senior Vice President and Chief Financial Officer of Parent, met with Messrs. Brownlee and Peckham, along with John Cromwell of Alliant, at Parent's offices. Discussions between the two companies regarding various structures under which the companies could be combined did not result in any firm offer.

     In August 1999, the Company contacted Parent to ascertain whether Parent was still interested in acquiring the Company. On August 10, 1999, Mr. Alon and a representative of CIBC World Markets Corp. ("CIBC"), met with Messrs. Brownlee, Peckham and Cromwell in Ottawa to discuss a possible acquisition of the Company by Parent.

     On August 19 and 20, 1999, Mr. Alon and representatives of CIBC met with Messrs. Brownlee and Peckham, Juan Guillen, the Company's Vice President of Engineering, and a representative of Alliant, the Company's financial adviser, to review each company's respective market focus and operations. During these meetings, Messrs. Brownlee, Peckham and Guillen were introduced to a number of members of Parent's senior management.

     On September 7 and 8, 1999, Messrs. Alon and Anderson met with Messrs. Brownlee and Peckham at Parent's offices, at which time Parent indicated that it would be willing to pay U.S. $3.75 per Share, subject to the satisfactory completion of due diligence and definitive documentation.

     On September 13, 1999, Messrs. Brownlee and Peckham contacted Parent to commence negotiations for the acquisition of the Company by Parent. From September 14 through 17, 1999, Parent and its legal and financial advisors conducted a due diligence review of the Company. On September 15, 1999, the parties entered into a "no-shop" letter agreement which provided for exclusive negotiations through October 5, 1999 and for a "breakup fee" of U.S. $1 million in the event the Company accepted another offer.

     On September 24, 1999, the two companies presented the draft Acquisition Agreement to their respective boards of directors for approval. Alliant delivered an opinion to the Company's Board of Directors that the proposed transaction was fair to the Company's shareholders from a financial point of view.

     On September 25 and 26, 1999, the parties and their respective legal counsel made final changes to the Acquisition Agreement.

     On the evening of September 26, 1999, the parties executed the agreements. On September 27, 1999, the transaction was publicly announced.

     The Acquisition Agreement

     THE FOLLOWING IS A SUMMARY OF THE ACQUISITION AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE "SCHEDULE 14D-1") FILED BY PURCHASER AND PARENT WITH THE COMMISSION IN CONNECTION WITH THE OFFER. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACQUISITION AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING DESCRIPTION OF THE ACQUISITION AGREEMENT HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THE ACQUISITION AGREEMENT.

     The Offer. The Acquisition Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 20 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Section 20 hereof or amends any other material terms of the Offer in a manner materially adverse to the Company's shareholders.

     The Compulsory Acquisition; Subsequent Acquisition Transaction. The Acquisition Agreement provides that, after the Shares are taken up and paid for under the Offer, Purchaser will utilize the compulsory acquisition provisions of the CBCA if permitted to do so under the CBCA (the "Compulsory Acquisition"). As a result of the Compulsory Acquisition, the separate corporate existence of Purchaser will cease and the Company will become an indirect wholly owned subsidiary of Parent. If the Compulsory Acquisition is not available, then Purchaser will, if required, seek to cause a special meeting of shareholders of the Company to be called to consider a Subsequent Acquisition Transaction (as defined in Section 21 hereof) of the Company with Purchaser or an affiliate of Purchaser, if possible to do so under, and subject to compliance with, all applicable laws, including Canadian securities laws and U.S. federal securities laws. See Section 21 "Acquisition of Shares Not Deposited Under the Offer."

     Company Covenants. Pursuant to the Acquisition Agreement, the Company has covenanted and agreed to carry on the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a

"Subsidiary"), between the date of the Acquisition Agreement and the Effective Time, unless Parent shall otherwise consent in writing in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any breach of its representations, warranties or covenants under the Acquisition Agreement. The Acquisition Agreement provides that, except as permitted by the terms of the Acquisition Agreement, neither the Company nor any subsidiary will do any of the following, without the prior written consent of Parent: (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans; (b) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Acquisition Agreement and as previously disclosed in writing to the other, or adopt any new severance plan; (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice; (d) buy any intellectual property of a third party or enter into any license agreement with respect to the intellectual property of any third party for an acquisition or license, the price for which exceeds $50,000 individually or in the aggregate, other than "shrink wrap", "click wrap", and similar widely available commercial end-user licenses; (e) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (f) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Acquisition Agreement; (g) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (1) the issuance of Shares, pursuant to the exercise of stock options therefor outstanding as of the date of the Acquisition Agreement, and (2) Shares issuable pursuant to the Company's Employee Share Purchase Plan; (h) cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries); (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances; (j) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice; (k) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others; (l) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures; (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business; (n) make any grant of exclusive rights to any third party; (o) except in the ordinary course of business, modify, amend or terminate any material contract or agreement involving payments of $50,000 or more to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder; (p) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices; (q) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes in an amount in excess of $50,000 in the aggregate; (r) commence any litigation or settle any litigation for an amount in excess of the greater of $50,000 in the aggregate or the amount reserved in respect thereof in the Company Balance Sheet, as set forth in Section 4.1 of the Company Schedules to the Acquisition Agreement; or (s) agree in writing or otherwise to take any of the actions described in (a) through (r) above.

     Board of Directors. The Acquisition Agreement provides that, promptly upon the purchase by Purchaser of Shares satisfying the Minimum Condition, Parent shall be entitled to designate such number of directors of the Board as is proportionate to the percentage of outstanding Shares owned by Purchaser and its affiliates, subject to compliance with applicable law. The Acquisition Agreement also provides that the Company shall exercise reasonable commercial efforts to increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or secure the resignations of such number of directors as is necessary to cause Parent's designees to be elected as directors of the Company.

     The Acquisition Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph, any amendment or termination of the Acquisition Agreement by the Company or any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were not designated by Parent.

     Confidentiality. The Acquisition Agreement provides that subject to and in accordance with the terms and conditions of that certain letter dated February 9, 1999 between Parent and the Company (the "Confidentiality Agreement"), from the date of the Acquisition Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, reasonable access at all reasonable times and on reasonable prior notice to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request. Subject to the requirements of law, Parent and Purchaser shall require their officers, employees and agents, and the attorneys, banks, other financial institutions and investment banks who obtain such information to hold all information obtained pursuant to the Acquisition Agreement or the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

     The No Shop Provisions. Acquisition Agreement provides that the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. Under the Acquisition Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets, plan or arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Acquisition Agreement), (ii) sale of outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company has also agreed that it will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Pursuant to the Acquisition Agreement, the Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, from and after the date of the Acquisition Agreement, until the earlier of the Effective Time or termination of the Acquisition Agreement pursuant to its terms, the Company and its subsidiaries will not, and will, instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

     Notwithstanding the foregoing, the Acquisition Agreement provides that, prior to consummation of the Offer, the Company may, to the extent the Board determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer to the shareholders of the Company from a financial point of view and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Superior Proposal"). In the event the Company receives a Superior Proposal, nothing contained in the Acquisition Agreement (but subject to the terms thereof) will prevent the Board of the Company from recommending such Superior Proposal to the Company's shareholders, provided that
(i) the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; (ii) the Company shall not recommend to its shareholders a Superior Proposal until at least 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing), and (iii) the Company shall not recommend to its shareholders a Superior Proposal unless the Company shall have terminated the Acquisition Agreement and paid the Break-up Fee. Notwithstanding anything to the contrary in the Acquisition Agreement, the Company will not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement and such non-public information has been previously delivered to Parent. Nothing contained in this paragraph shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company's Board, after consultation with outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, that neither the Company nor its Board nor any committee thereof shall, except as permitted by this paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Acquisition or the Acquisition Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to withdraw or modify its position with respect to the Acquisition for purposes of the Acquisition Agreement.

     Failures to Comply. Pursuant to the Acquisition Agreement, the Company shall give prompt notice in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in the Acquisition Agreement to be untrue or inaccurate in any material respect at any time from the date of the Acquisition Agreement through the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under the Acquisition Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties thereunder. The Acquisition Agreement provides that the Company shall give prompt notice in writing to Parent of (i) any act, omission to act, event or occurrence which, with the passage of time or otherwise, would likely have a Material Adverse Effect on the Company and (ii) any material contingent liability of the Company or any of its subsidiaries for which such party reasonably believes it will, with the passage of time or otherwise, become liable; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties thereunder.

     Option Plan; Purchase Plan. The Acquisition Agreement provides that immediately upon expiration of the Offer and acceptance of the Shares for payment, either (i) the Company will terminate the Option Plan and other outstanding options after giving all optionees the required notice of termination and permitting them to exercise all options, vested and unvested, on a net exercise basis, or (ii) if requested by Parent, the Company will cancel each outstanding option, whether vested or unvested, in exchange for cash payments equal to the Offer Price minus the exercise price per share of such option, multiplied by the number of shares subject to the Option, which cash payment shall be reduced by any applicable withholding taxes and be without interest. Pursuant to the Acquisition Agreement, Parent and Purchaser will cause the Company to terminate the Employee Share Purchase Plan (the "Purchase Plan") as of the date of the Subsequent Acquisition Transaction. At such time, each participant in the current offering period under the Purchase Plan will be paid an amount equal to the Offer Price minus the purchase price of shares in the current offering period (Can. $4.00), multiplied by the number of shares that would have been purchased by them under the Purchase Plan if it had remained in effect through December 31, 1999. No offering period will be commenced under the Purchase Plan covering any period after 1999, whether or not the Subsequent Acquisition Transaction occurs after December 31, 1999.

     Indemnification; Litigation. Pursuant to the Acquisition Agreement, Parent agrees that from and after the Effective Time all rights to indemnification or exculpation now existing in favor of the officers and directors of the Company (collectively, the "Indemnified Parties") as provided in its Certificate of Incorporation, Bylaws or the CBCA, shall survive the Offer and shall continue in full force and effect for a period of six years from the Effective Time. The Acquisition Agreement provides that on or prior to the Effective Time, Parent shall cause the Company to obtain six years "tail" coverage under the Company's existing directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by such insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date of the Acquisition Agreement, provided that in no event shall Parent or the Company be required to expend for more than 150% of the current year's annual premium, net of premium credits available.

     The Acquisition Agreement provides that the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any of the transactions contemplated by the Acquisition Agreement until the purchase of Shares pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

     Anti-takeover Provisions. Pursuant to the Acquisition Agreement, if any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Offer or the transactions contemplated by the Acquisition Agreement, the Company and the Board of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated by the Acquisition Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated thereby.

     Representations and Warranties. The Acquisition Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, real property and leases, trademarks, intellectual property, environmental matters, Year 2000 compliance, and material contracts.

     Termination; Fees and Expenses. The Acquisition Agreement provides that it may be terminated and the Acquisition and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after any approval and adoption of the Acquisition Agreement and the transactions contemplated thereby by the shareholders of the Company: (a) by mutual written agreement of the Boards of Directors of Parent and the Company;
(b) by either Parent or the Company if (i) the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate the Acquisition Agreement if it is in material breach of its representations and warranties, covenants or other obligations thereunder or (ii) any court of competent jurisdiction in Canada or the United States or other Canadian or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable;
(c) by Parent if (i) if the Board of the Company or any committee thereof shall have approved, or recommended that shareholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing; (ii) if the Board of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the shareholders of the Company accept the Offer or shall have resolved to do any of the foregoing; (iii) if the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Board of Directors of the Company that the shareholders of the Company accept the Offer; (iv) prior to the purchase of Shares pursuant to the Offer, in the event that any of the conditions to the Offer set forth in the Acquisition Agreement (see Section 20, "Conditions of the Offer") shall not be satisfied; or at any time on or after the date of the Acquisition Agreement, any of the following events shall have occurred: (A) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any governmental entity or arbitration panel that could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer, (2) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (3) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (4) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the shareholders of the Company, (5) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Agreement, or (6) impose any material condition to the Offer or the Acquisition Agreement unacceptable to Parent or Purchaser; or (B) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Acquisition Agreement or any representation or warranty of the Company in the Acquisition Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or (C) the Board of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Schedule 14D-9 in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer, (3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of the Company shall fail to do so within two business days after such request is made; or (D) the Acquisition Agreement shall have been terminated in accordance with its terms, or the Offer shall have been terminated with the consent of the Company; or (E) there shall have occurred any Material Adverse Effect (as that term is defined in the Acquisition Agreement) on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company; or (v) if the Company is in material breach of any of its covenants or obligations under the Acquisition Agreement, or any representation or warranty of the Company contained in the Acquisition Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or (d) by the Company (i) if the Offer shall not have been commenced or Parent or Purchaser shall have failed to take up and pay for validly tendered Shares in violation of the terms of the Offer within ten days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate the Acquisition Agreement if it is in material breach of its representations and warranties, covenants or other obligations under the Acquisition Agreement; (ii) if the Board of the Company has resolved to, and in fact does, recommend to the Company's shareholders that they accept a Superior Proposal, provided that all the provisions of the Acquisition Agreement with respect to Superior Proposals have been fully complied with, and provided further that the Company shall have paid to Parent the entire Break-up Fee; or (iii) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under the Acquisition Agreement, or any representation or warranty of Parent or Purchaser contained in the Acquisition Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect.

     The Acquisition Agreement provides that the Company shall pay to Parent, in same day funds, upon demand an amount equal to U.S. $2,500,000 (the "Break-up Fee") in the event that (a) the Board of the Company or any committee thereof shall have approved, or recommended that shareholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing; (b) the Board of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the shareholders of the Company accept or approve (as the case may be), the Offer or shall have resolved to do any of the foregoing; or (c) the Company shall have failed to include in the Schedule 14D-9 and Director's Circular the recommendation of the Board of the Company that the shareholders of the Company accept the Offer. The Acquisition Agreement provides that recommendation of a Superior Proposal in accordance with the provisions of the Acquisition Agreement shall not constitute a breach of the Acquisition Agreement.

     Pursuant to the Acquisition Agreement the Break-up Fee shall not be deemed to be liquidated damages, and the right to the payment of the Break-up Fee shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the Company's violation or breach of any term or provision of the Acquisition Agreement. The Acquisition Agreement provides that except as otherwise provided in this Agreement and whether or not the transactions contemplated by the Offer and this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and this Agreement shall be paid by the party incurring such expenses.

     16. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER.

     Purpose of the Offer. The purpose of the Offer is for Parent to acquire the entire equity interest in the Company.

     Plans for the Company. Purchaser has agreed in the Acquisition Agreement to utilize the compulsory acquisition provisions of the CBCA, if permitted to do so under the CBCA, to acquire the Shares of any shareholders who have not accepted the Offer (the "Compulsory Acquisition"). If such statutory right of acquisition is not available, then the Purchaser has agreed in the Acquisition Agreement to seek, if possible, to cause a special meeting of the shareholders to be called to consider a Subsequent Acquisition Transaction. See Section 21 "Acquisition of Shares Not Deposited Under the Offer." It is expected that, initially following the acquisition of the shares, the business and operations of the Company will, except as set forth in this Offer, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer, and after the consummation of the Offer and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing realization of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

     Except as indicated in this Offer, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale, lease, exchange or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management or personnel.

     17. CONTRACTS, AGREEMENTS AND SHARE PLANS. Except as disclosed below, no arrangements or agreements have been made or proposed to be made by Purchaser or any of its affiliates with any of the directors or senior officers of the Company and no payment or other benefit is proposed to be made or given by Purchaser by way of compensation or loss of office or in respect of their remaining in office or retiring from office or otherwise after the acquisition of Shares under this Offer.

     Change in Control Agreements. In early 1998, when the Company began investigating strategic alternatives, it entered into certain agreements (the "Change in Control Agreements") in order to provide incentives to its key executive officers to remain with the Company during this critical period. The Company entered into the Change in Control Agreements with each of Glen M. Brownlee, President and Chief Executive Officer, Michael R. Peckham, Vice President, Finance and Administration, and Juan Guillen, Vice President, Engineering (each individually, the "Officer" and collectively, the "Officers"). The Company entered into the Change in Control Agreements with Mr. Brownlee and Mr. Peckham on February 23, 1998, and with Mr. Guillen on March 25, 1998.

     Under the Change in Control Agreements, in the event that any Officer's employment with the Company terminates as a result of an "Involuntary Termination" within the period of 24 months immediately following a "Change in Control", the Company agreed to provide the respective Officer with certain severance benefits. The term "Change in Control" as defined in the Change in Control Agreements includes the completion of any offer resulting in not less than 50% of the outstanding securities of the Company being acquired by a third party purchaser. The consummation of the Offer and Acquisition would result in a Change in Control as defined in the Change in Control Agreements. The term "Involuntary Termination" means: (a) termination of the respective Officer's employment by the Company following a Change in Control for any reason (other than death or "Just Cause", as defined in the Change in Control Agreements), or
(b) the respective Officer's resignation from his employment within the 30-day period immediately following certain "Changes Affecting Your Employment" (as defined in the Change in Control Agreements).

     The severance benefits each of the Officers would receive upon such a termination include, but are not limited to, the following:

     - a lump sum equal to 24-months' base salary in the case of Mr. Brownlee and 18-months' base salary in the case of Mr. Peckham and Mr. Guillen;

     - a lump sum equal to 12-months' incentive target, calculated at the rate of each Officer's respective annual incentive target immediately prior to the Involuntary Termination; and

     - certain payments to benefit plans for a period of 24 months in the case of Mr. Brownlee and 18 months in the case of Mr. Peckham and Mr. Guillen, unless the respective Officer commenced new employment during the respective periods.

     On September 26, 1999, Parent and the Officers executed new Change in Control Agreements (the "New Agreements") to set out the terms and conditions of the Officers' employment in the event Parent acquired the Company. Recognizing that the Acquisition might entitle the Officers to payments under the

Change in Control Agreements, the New Agreements provide that the Officers waive such entitlements, and entitlements under separate severance agreements, in consideration of installment payments of the aggregate of 24-months' base salary and 12-months' incentive target, payable in 24 equal monthly installments in the case of Mr. Brownlee; and 18-months' base salary and 12-months' incentive target, payable in 18 equal monthly installments in the case of Mr. Peckham and Mr. Guillen. The New Agreements also provide that the Officers agree to accept positions that are equivalent in status and compensation, including bonus and stock options, to those of similar senior officers in Parent, and that the Officers' base pay will be no less than their current base pay.

     If, during the 24-month payment period for Mr. Brownlee or the 18-month payment period for Mr. Peckham and Mr. Guillen, the Officer voluntarily terminates his employment or is terminated for cause, then the Officer forfeits his entitlement to any outstanding balance. In the event the Officer is terminated without cause during his respective payment period or is subject to a Change Affecting Your Employment, the payments will be accelerated such that the outstanding balance becomes immediately due and payable.

     The New Agreements further provide that the provisions of the New Agreements and employee confidentiality agreements constitute the full extent of the employment contract between the Company, Parent and the Officers, regardless of any oral or written agreements or understandings that may presently exist.

     The foregoing summary of the New Agreements is qualified in its entirety by reference to the complete text of the New Agreements, copies of which are filed as Exhibits (C)(2) through (C)(4) to the Schedule 14D-1 and are incorporated herein by reference.

     Stock Options. The Acquisition Agreement provides that immediately upon expiration of the Offer and acceptance of the Shares for payment, either (i) the Company will terminate the Option Plan after giving all optionees the required notice of termination and permitting them to exercise all options, vested and unvested, in accordance with the Option Plan, or (ii) if requested by Parent, the Company will cancel each outstanding option, whether vested and unvested, in exchange for cash payments equal to the Offer Price minus the exercise price per share of such option, multiplied by the number of shares subject to the option, which cash payment shall be reduced by any applicable withholding taxes and be without interest.

     18. DIVIDENDS AND DISTRIBUTIONS. The Acquisition Agreement provides that the Company will not, between the date of the Acquisition Agreement and the Effective Time, without the prior written consent of Parent, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

     Shares acquired pursuant to the Offer shall be acquired by Purchaser free and clear of all security interests, liens, charges, restrictions, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends, distributions, payments, securities, rights, warrants, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Shares and which are made payable or distributable to shareholders of record on a date on or after the date of the Offer. If the Company declares or pays any cash or stock dividend or declares, makes or pays any other distribution or payment on, or declares, allots, reserves or issues any securities, rights, warrants or other interests or distributions in respect of the Shares which is or are payable or distributable to the shareholders of record on a record date which is on or after the date of this Offer, then such dividends, distributions, payments or rights will be received and held by the depositing shareholder for the account of Purchaser and (i) to the extent that cash dividends, distributions or payments do not exceed the amount payable in cash to the depositing shareholder by Purchaser pursuant to the Offer, the amount payable to the depositing shareholder will be reduced by the amount of any such dividends, distributions or payments; and (ii) the amount by which any cash dividends, distributions or payments exceed the amount payable in cash and the whole of any non-cash dividends, distributions, payments, or rights shall be remitted promptly and transferred by the depositing shareholder to the Depositary, or any other person designated by Purchaser, for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance, Purchaser shall be entitled to all rights and privileges as owner of any such dividends, distributions, payments, rights or other interests and may withhold the entire purchase price payable by Purchaser pursuant to the Offer or deduct from the amount payable in cash by Purchaser pursuant to the Offer to the depositing shareholder, the value thereof as determined by Purchaser in its sole discretion.

     19. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Acquisition Agreement provides that, if the Shares are taken up and paid for under the Offer, Purchaser will acquire the Shares of any shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition, if permitted to do so under the CBCA. See Section 21 "Acquisition of Shares Not Deposited Under the Offer". If the Purchaser proceeds with a Compulsory Acquisition, Purchaser will cause the Shares to be delisted from Nasdaq and will cause the termination of registration of the Shares pursuant to Rule 12g-4 under the Exchange Act.

     20. CONDITIONS OF THE OFFER. The Acquisition Agreement provides that, notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Acquisition Agreement, Purchaser shall not be required to accept for payment, purchase or pay for and Purchaser may elect to terminate or amend the Offer and to postpone the acceptance of, and payment for, subject to compliance with Canadian securities laws and Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if (a) any waiting period (and any extension thereof) under the Competition Act (Canada) and Investment Canada Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; (b) the Minimum Condition is not satisfied; or (c) at any time on or after the date of the Acquisition Agreement, any of the following events shall have occurred: (i) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any governmental entity or arbitration panel that could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer, (2) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (3) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (4) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the shareholders of the Company, (5) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Acquisition Agreement, or (6) impose any material condition to the Offer, or the Acquisition Agreement unacceptable to Parent or Purchaser; or (ii) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Acquisition Agreement or any representation or warranty of the Company in the Acquisition Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or (iii) the Board of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer (3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of the Company shall fail to do so within two business days after such request is made; or (iv) the Acquisition Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or (v) there shall have occurred any Material Adverse Effect (as defined in the Acquisition Agreement) on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect (as defined in the Acquisition Agreement) on the Company.

     The Acquisition Agreement provides that the foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time and from time to time.

21. ACQUISITION OF SHARES NOT DEPOSITED UNDER THE OFFER

     Compulsory Acquisition. If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Shares (other than Shares owned, directly or indirectly, on the date hereof by or on behalf of Purchaser or an affiliate or associate of Purchaser), Purchaser intends to acquire all the Shares held by holders who did not deposit their Shares under the Offer and by any person who subsequently acquires Shares from such a shareholder (each such holder and each such person being herein referred to as a "Dissenting Offeree") pursuant to the compulsory acquisition provisions of
Section 206 of the CBCA, on the same terms and at the same price that Purchaser acquired Shares from holders who accepted the Offer.

     To exercise such statutory rights, Purchaser must give notice (the "Purchaser's Notice") to the Dissenting Offerees and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the Expiration Date and 180 days from the date of the Offer. Within 20 days of giving such Purchaser's Notice, Purchaser must pay to the Company the consideration offered under the Offer for the Shares not acquired under the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Purchaser's Notice, each Dissenting Offeree must send the certificates representing the Shares held by such Dissenting Offeree to the Company, and may elect either to transfer such Shares to Purchaser on the terms on which Purchaser acquired Shares under the Offer or to demand payment of the fair value of such Shares held by such holder by so notifying Purchaser. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, Purchaser may apply to a court having jurisdiction to head such application to fix the fair value of such Shares of that Dissenting Offeree. If Purchaser fails to apply to such court within 20 days after making the payment to the Company referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value of such Shares. If there is no such application by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Shares to the Purchaser on the same terms that the Purchaser acquired Shares under the Offer.

     THE FOREGOING IS A SUMMARY ONLY OF THE RIGHT OF COMPULSORY ACQUISITION WHICH MAY BECOME AVAILABLE TO PURCHASER. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 206 OF THE CBCA. SHAREHOLDERS SHOULD REFER TO SECTION 206 OF THE CBCA FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS. SECTION 206 OF THE CBCA IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS.

     Subsequent Acquisition Transactions. If the Compulsory Acquisition is not available, then Purchaser will, if required, cause a special meeting of shareholders to be called to consider a statutory arrangement, amalgamation merger, reorganization, consolidation, recapitalization or other combination involving Purchaser and/or an affiliate of Purchaser, and the Company for the purposes of enabling Purchaser to acquire all of the Shares not acquired under the Offer (a "Subsequent Acquisition Transaction"). Purchaser intends that the Shares acquired by it pursuant to the Offer will be counted as part of any minority approval in connection with any such transaction. In any Subsequent Acquisition Transaction, including the continuance of the Company, the shareholders may have the right to dissent under the CBCA and to be paid fair value for their Shares, with such fair value to be determined by a court.

     Each type of Subsequent Acquisition Transaction described above would be a "going private transaction" within the meaning of Ontario Securities Commission ("OSC") Policy Statement No. 9.1 ("OSC Policy 9.1") and Quebec Securities Commission ("QSC") Policy Q-27 ("QSC Policy Q-27") and the regulations to securities legislation in certain of the provinces of Canada (collectively the "Regulations"), if such Subsequent Acquisition Transaction would result in the interest of a shareholder (the "Affected Securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in participating security of the Company, a successor to the business of the Company or a person who controls the Company or, in the case of OSC Policy 9.1 and OSC Policy Q-27, a person who controls a successor to the business of the Company. In certain circumstances, the provisions of OSC Policy
9.1 and QSC Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions."

     OSC Policy 9.1, QSC Policy Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the Affected Securities (and any non-cash consideration being offered therefor) and provide to the holders of the Affected Securities a summary of such valuation. OSC Policy 9.1 and QSC Policy Q-27 have similar requirements for related party transactions. In connection therewith, Purchaser intends to seek waivers pursuant to OSC Policy 9.1 and QSC Policy Q-27 from the OSC and QSC exempting Purchaser and/or an affiliate of Purchaser, or the Company, as appropriate, from the requirement to prepare a valuation in connection with a Subsequent Acquisition Transaction.

     OSC Policy 9.1 and QSC Policy Q-27 would also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by "minority" holders of the Affected Securities be obtained. In relation to the Offer and any subsequent going private transaction or related party transaction, the minority shareholders will be all holders of Shares, other than Purchaser, certain "related parties" and "interested parties", any person or company acting jointly or in concert with the foregoing or any affiliate of any of the foregoing. However, under OSC Policy 9.1 and also as a result of a Rule of the OSC, if following the Offer, Purchaser and its affiliates are the registered holders of 90% or more of the Shares at the time the going private transaction or related party transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available to the minority holders or if a substantially equivalent enforceable right is made available to the minority shareholders. OSC Policy 9.1 also provides that Purchaser may treat Shares acquired from the minority pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favor of such going private transaction or related party transaction if the consideration per security in the going private transaction or related party transaction is at least equal in value to the consideration paid pursuant to the Offer. Purchaser currently intends that the consideration under any Subsequent Acquisition Transaction proposed by it would be the same as the consideration under the Offer.

     If 90% of the Shares are acquired by or on behalf of Purchaser, and its affiliates and associates, then all other holders of Shares shall be entitled, in accordance with Section 206 of the CBCA, to require the Offeror to acquire the holders' Shares.

     Shareholders are advised that certain judicial decisions may be considered relevant to any going private transaction or related party transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of OSC Policy 9.1, Canadian courts, in a few instances, granted preliminary injunctions to prohibit transactions involving going private amalgamations. The current trend, both in legislation and in the American jurisprudence upon which the previous Canadian decisions were based, permits going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights with respect to the transaction which may constitute a Subsequent Acquisition Transaction.

     Purchaser reserves the right to acquire, or cause an affiliate to acquire, additional Shares after the consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise, in order to obtain a sufficient number of Shares to permit or facilitate the consummation of a going-private transaction, if necessary.

     See the discussion under "Canadian Federal Income Tax Considerations" for discussion of the tax considerations which may apply to shareholders in the event of a going private transaction.

     In the event a going private transaction or other Subsequent Acquisition Transaction were to be consummated, shareholders, under section 190 of the CBCA, may have the right to dissent and demand payment of the fair value of such Common Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price of the Shares.

     22. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     U.S. Legal Matters and Regulatory Approvals.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company, neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 20 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser Sub, or Parent or that certain parts of the businesses of the Company, Purchaser Sub or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section. See Section 20.

     State Takeover Laws. A number of states throughout the United States have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders provided that such laws were applicable only under certain circumstances.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or to the Acquisition and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the

Acquisition, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Acquisition. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 20.

     Antitrust. Under the HSR Act applicable to the Offer and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is not subject to such requirements.

     Canadian Legal Matters and Regulatory Approvals.

     Investment Canada Act. Under the Investment Canada Act (the "IC Act"), the acquisition by a non-Canadian of control of a Canadian business which exceeds certain size thresholds is reviewable and subject to the approval of the Minister designated as responsible for the IC Act (the "Minister"). The acquisition contemplated by the Offer is not reviewable nor subject to any approval by the Minister. The notification procedures under the IC Act will be applicable to the acquisition contemplated by the Offer and the prescribed form of notification must be filed before, or within 30 days after, the acquisition is made.

     23. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent has engaged CIBC to act as Dealer Manager for the Offer and as Parent's exclusive financial advisor in connection with Parent's proposed acquisition of the Company, for which services CIBC will receive customary compensation. Parent also has agreed to reimburse CIBC for reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel), and to indemnify CIBC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, CIBC and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Parent has also engaged MacKenzie Partners, Inc. to serve as the Information Agent in connection with the Offer. The Purchaser will pay customary fees for the Information Agent's services, will reimburse the Information Agent for reasonable out of pocket expenses and will provide customary indemnity to the Information Agent.

     24. OFFEREES' STATUTORY RIGHTS. Securities legislation in certain of the provinces and territories of Canada provides shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

     25. MISCELLANEOUS

     Prohibitions on the Offer. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 11 (except that they will not be available at the regional offices of the Commission).

                            APPROVAL AND CERTIFICATE

     The contents of the Offer and this Offering Circular have been approved and the sending thereof to the shareholders of the Company has been authorized by the Board of Directors of NetManage Bid Co.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and does not contain any misrepresentation likely to affect the value or the market price of the Shares.

Dated: October 1, 1999.                                        NETMANAGE BID CO.

                    /s/ ZVI ALON                                              /s/ GARY ANDERSON
-----------------------------------------------------       -----------------------------------------------------
               Chief Executive Officer                                     Chief Financial Officer

                                       On behalf of the Board of Directors

                    /s/ ZVI ALON                                              /s/ GARY ANDERSON
-----------------------------------------------------       -----------------------------------------------------
                      Director                                                    Director

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           PARENT, SUB AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Parent. Unless otherwise indicated each such person (i) has held his Principal Occupation for the past five years, (ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
           NAME                    AND FIVE-YEAR EMPLOYMENT HISTORY            BUSINESS ADDRESS
           ----               ------------------------------------------     ---------------------
Zvi Alon..................  Chairman, President and Chief Executive Officer  10725 N. DeAnza Blvd.
                                                                             Cupertino, CA 95014

Gary R. Anderson..........  Senior Vice President, Finance                   10725 N. DeAnza Blvd.
                            Chief Financial Officer, and Secretary           Cupertino, CA 95014

Richard French(1).........  Senior Vice President and General Manager of     10725 N. DeAnza Blvd.
                            Emerging Technology (Visual Connectivity)        Cupertino, CA 95014

D. Patrick Linehan(1).....  Senior Vice President, Worldwide Sales and       10725 N. DeAnza Blvd.
                            Support                                          Cupertino, CA 95014

Peter R. Havart-Simkin....  Senior Vice President of Marketing               10725 N. DeAnza Blvd.
                                                                             Cupertino, CA 95014

Uzia Galil(2).............  Director (1990 - present); Chairman and Chief    850 Third Avenue
                            Executive Officer, Elron Electronics             New York, NY 10022
                            Industries,
                            Ltd. (1981 - present)

Darrell Miller............  Director (1994 - present); Executive Vice        195 Loma Alta
                            President,                                       Los Gatos, CA 95032
                            Corporate Strategic Marketing (1994 - 1996)

Abraham Ostrovsky.........  Director (1998 - present); Chief Executive       200 Sheridan Avenue,
                            Officer,                                         #404
                            Compressent Corporation (1996 - 1997);           Palo Alto, CA 94306
                            Chairman, Jetform Corporation,
                            (1995 - present);
                            Chairman and Chief Executive Officer, Jetform
                            Corporation (1991 - 1995)

John Bosch................  Director (1991 - present); General Partner,      14241 Worden Way
                            Bay Partners (1981 - 1998)                       Saratoga, CA 95070

Dr. Shelley Harrison......  Director (1996 - present); Chief Executive       300 D Street, SW,
                            Officer,                                         Suite 814
                            Spacehab, Inc. (1996 - present); Chairman,       Washington, D.C.
                            Spacehab, Inc. (1993 - present)                  20024

-------------------------

(1) Citizen of the United Kingdom

(2) Citizen of Israel

     2. DIRECTORS AND EXECUTIVE OFFICERS OF SUB. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Sub. Unless otherwise indicated each such person (i) has held his Principal Occupation for the past five years, (ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.

                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
        NAME                  AND FIVE-YEAR EMPLOYMENT HISTORY           BUSINESS ADDRESS
        ----             ------------------------------------------    ---------------------
Zvi Alon.............    Chairman, President and Chief Executive       10725 N. DeAnza Blvd.
                         Officer                                       Cupertino, CA 95014

Gary R. Anderson.....    Senior Vice President, Finance                10725 N. DeAnza Blvd.
                         Chief Financial Officer, and Secretary        Cupertino, CA 95014

     3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Purchaser. Unless otherwise indicated each such person (i) has held his Principal Occupation for the past five years, (ii) is a citizen of the United States and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.

                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
        NAME                  AND FIVE-YEAR EMPLOYMENT HISTORY           BUSINESS ADDRESS
        ----             ------------------------------------------    ---------------------
Zvi Alon.............    Chairman, President and Chief Executive       10725 N. DeAnza Blvd.
                         Officer                                       Cupertino, CA 95014

Gary R. Anderson.....    Senior Vice President, Finance                10725 N. DeAnza Blvd.
                         Chief Financial Officer, and Secretary        Cupertino, CA 95014

                                  SCHEDULE II

                                 EXCHANGE RATES

     The exchange rates expressed in U.S. dollars for Canadian dollars at the end of each of the last five years ended December 31, 1998 and the daily average, the high and the low exchange rates for each of such five years, were as follows (such rates being the noon buying rates in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York):

                                                YEAR ENDED DECEMBER 31,
                             -------------------------------------------------------------
                               1998         1997         1996         1995         1994
                             ---------    ---------    ---------    ---------    ---------
At end of period...........  US$0.6511    US$0.6988    US$0.7296    US$0.7332    US$0.7129
Average for period*........     0.6747       0.7224       0.7334       0.7289       0.7322
High for period............     0.7101       0.7484       0.7514       0.7523       0.7636
Low for period.............     0.6327       0.6951       0.7218       0.7016       0.7108

---------------
* Based on the average of the exchange rates on each business day during the period.

     During the period from January 1, 1999 to September 29, 1999, such average, high and low exchange rates, respectively, were U.S.$0.6742, U.S.$0.6883 and U.S.$0.6511. On September 29, 1999, such exchange rate was U.S.$0.6820. Unless otherwise indicated, all references to dollars or $ in the Offer are to Canadian dollars.

                        The Depositary for the Offer is:
                                  CHASEMELLON
                          SHAREHOLDER SERVICES, L.L.C.

           By Mail:                 By Overnight Carrier:                  By Hand:
   ChaseMellon Shareholder         ChaseMellon Shareholder         ChaseMellon Shareholder
       Services, L.L.C.                Services, L.L.C.                Services, L.L.C.
  Reorganization Department       Reorganization Department       Reorganization Department
         PO Box 3301                  85 Challenger Road                 120 Broadway
  South Hackensack, NJ 07606          Mail Stop -- Reorg                  13th Floor
                                  Ridgefield Park, NJ 07660           New York, NY 10271

           Facsimile (for Eligible Institutions only): (201) 296-4293
                    To confirm by telephone: (201) 296-4860

                The Canadian Forwarding Agent for the Offer is:
                           CIBC MELLON TRUST COMPANY

                              By Courier or Hand:
                                 199 Bay Street
                              Commerce Court West
                                Securities Level
                                Toronto, Ontario
                                     M5L1G9
                           Attention: Courier Window
                         In Toronto Call (416) 643-5500
                    All Others Call Toll Free (800) 387-0825

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                            CIBC WORLD MARKETS LOGO

                           One World Financial Center
                            New York, New York 10281
                                 (212) 667-6345